Exhibit 99.2
HearUSA, Inc.
2005 Second Quarter Conference Call
August 12, 2005
[9:00 A.M. EDT]

Operator:	Good morning and welcome everyone to the HearUSA, Inc. Second Quarter 2005 Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period.

Thank you. I would now like to turn the call over to Paul A. Brown, M.D., Founder and Chairman of the Board of HearUSA. Please go ahead sir.

Dr. Brown:

Our remarks today include forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties are described in the company’s 2004 annual report on Form 10-K and in the quarterly report on Form 10-Q filed for the 2005 second quarter. These forward-looking statements represent the company’s judgment as of the date of this call.

Before turning the meeting over to the interactive portion, I would like to review yesterday’s press release and discuss the changes in the field of hearing care since we began operations in 1987.

Revenues in the second quarter of 2005 were $19.1 million, an increase of 11 percent over revenues of $17.2 million in the comparable period last year. Revenues for the first six months of 2005 reached $38.1 million, an increase of 15% over the $33.2 million reported for the prior year period. Results for 2005 treat the recently divested centers as discontinued operations.

Net income for the second quarter ended July 2, 2005 was $154,076, approximately break-even on a per share basis, compared with a net loss of $948,008, or a loss of three cents per share in the second quarter a year ago. For the six months ended July 2, 2005, HearUSA reported a net loss of $290,807, or a loss of one cent per share, compared with a net loss of $2,563,789, or a loss of eight cents per share, in the first six months of last year.

The Manufacturers

Although there were over 100 organizations manufacturing hearing aids when our company began operations, that number has consolidated to approximately 20...with 6 now responsible for approximately 85% of the market. Vertical integration into distribution by some of those manufacturers has also occurred with GN Great Nordic’s purchase of Beltone and Amplifon’s acquisition of Miracle Ear and Sonus. In addition, William Demant entered the “network business” with the acquisition of a significant share of both AHAA and AVADA. Sonic Innovations has acquired hearing care providers in Canada and Germany.

The Products

While the product had been simply an amplifier with low patient satisfaction statistics, hearing aids can now be sophisticated digital products with directional microphones to minimize the problem of background noise. Some models have been reduced in size to the point that they cannot be seen...thereby reducing the stigma of wearing hearing aids. The national average cost of a hearing aid has increased as the technology improved and the size of the product decreased...from $700/hearing aid to approximately

$1700/hearing aid last year. As a comparison our average selling price is still approximately 20% below the national average.

The Providers

The number of hearing care providers has also been consolidating with a reduction from approximately 14,000 to approximately 11,000 over that same time period. In addition, there has been a significant shift of providers of hearing aids from non-audiologist hearing aid dispensers (80%) to where audiologists are now responsible for more than 60% of hearing aid sales which I believe will lead in the future to more insurance reimbursement for hearing aids. It is interesting to note that the average age of an Audiologist is mid-thirties while the average age of a non-audiologist is late fifties thereby creating a large pool of individuals interested in being acquired as retirement approaches. The field of audiology now includes a significant percentage of audiologists who have received a “doctor of audiology” degree ( AuD) with the hope and expectation that they will eventually be classified as a health care professional and be allowed to bill Medicare directly for their testing services without a physician’s referral.

The Patients

Recent data indicates that as many as twenty-eight million individuals now have some level of hearing loss. Fourteen million could benefit from hearing aids yet less than 50% wear them. The primary change with the patients who are purchasing hearing aids is that the average age of the first time buyer has dropped from approximately 78 to 68 years of age . This is expected to drop further as hearing impairment increasingly affects the lives of younger working individuals. As the product has improved there has also been a willingness on the patient’s part to wear two hearing aids (binaural) when their loss is in both ears.

Health Insurance Coverage

From almost no coverage of hearing aids by any insurance company there has been a steady increase in benefits for selected populations to the point that more than 20% of hearing aids sold have some insurance coverage. At the end of 2004 approximately 1.5 million of the 4.5 million individuals who had converted from Medicare to managed care had a funded hearing aid benefit ranging from $300 to $1000. With the new Medicare legislation encouraging patients to move from Medicare to managed care (the administration’s goal is to have 13 million individuals switched by 2007), the number of patients with a hearing aid benefit can only increase. Since January 1, 2005, we have signed contracts with eight new Medicare Managed Care organizations that have included a hearing aid benefit on a capitated basis with HearUSA for their members. They will be sending their patients to either our company owned centers or our affiliated network of audiologists.

Other legislative action includes the fact that approximately 11 states have added a mandatory hearing aid benefit for children... affecting both the average age of the first time hearing aid wearer and the percentage of hearing aids sold with partial or full health insurance coverage. Medicaid in most states offers a hearing aid benefit for their patients while Medicare still offers no coverage...despite the increasing age of our population and the effect of untreated hearing loss on an individual.

Thank you for listening. At this time, we will take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press [star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.]

Operator:	Ladies and gentlemen we have reached our allotted time for questions and I will now turn the call over to Dr. Brown.

Dr. Brown:	We would like to thank you for your interest in HearUSA and for participating in our conference call.

Operator:	This concludes this morning’s HearUSA Conference Call. You may now disconnect.
END